Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway St. Paul, MN 55127 651.484.4874

addendum to gregg o. lehman
letter agreement
AUGUST 4, 2011

Gregg O. Lehman, Ph.D.

309 Haddon Court

Franklin, TN 37067

Dear Gregg:

This Addendum (“Addendum”) amends the letter agreement dated May 26, 2011, between Angeion Corporation and you.

You were appointed as interim chief executive officer of Angeion Corporation on a temporary basis effective May 24, 2011. On July 14, 2011, the Board of Directors of Angeion appointed you as Chief Executive Officer. The Board of Directors also appointed you as a director of Angeion to serve until your successor is elected and qualified.

This Addendum reflects the revised compensation arrangement between you and Angeion. Provisions of the May 26, 2011 offer letter that are not addressed by this Addendum remain in effect.

Position

Chief Executive Officer

Effective date of change

July 14, 2011

Base salary

$350,000 Annually, effective as of July 14, 2011; ($13,461.54 bi-weekly).

Restricted Stock Grant

You will receive a restricted stock grant for 21,435 shares, issued as of the date hereof. The shares will vest in three installments of 7,145 shares on July 14, 2012, 2013 and 2014, assuming you are still employed by the Company on those dates.

Annual Performance Equity Awards

For each fiscal year starting November 1, 2011, 2012 and 2013, the Company will grant you a performance equity award with a nominal value equal to one third of your annual base salary. This may be in the form of performance stock, performance units, restricted stock award stock with performance vesting criteria, restricted stock units, or the economic equivalent issued under the Angeion Corporation 2007 Stock Incentive Plan or any successor plan. For example, if your salary is $350,000 on November 1, 2011, and the price of Angeion stock is $5.00 per share on that date, you would receive a grant for 23,333 shares [$350,000 divided by three, divided by the $5.00 per share price]. Vesting of this award, in whole or in part, will be contingent upon your achievement of performance metrics that will be determined between you and the Board of Directors or the Compensation Committee. The performance criteria and award will comply with Section 13 of the Angeion Corporation 2007 Stock Incentive Plan, as set forth in Exhibit A or any successor plan.

Variable Compensation

You are eligible to participate in the Angeion Corporation annual management bonus plan with a target payout of 50% of your annual base salary. Payment will be made during the 2½ month period immediately following the end of the Company’s fiscal year. Your participation in the Angeion Corporation fiscal 2011 Management Bonus Plan will be on a pro rata basis from May 24, 2011.

Reimbursement of Commuting and Lodging Expenses

The Company has requested that you maintain a temporary residence in the Minneapolis-Saint Paul area in connection with your employment and in connection with this request has agreed to lease an executive apartment for you at a cost of approximately $2,000 to 2,500 per month. The Company will also reimburse you for your reasonable commuting expenses between your home in Tennessee and the Company’s offices. Lease payments or reimbursement by the Company will be made within 30 days following submission of reasonable proof of these expenses in accordance with the Company’s expense reimbursement policies; you will not have the right to any payment in substitution for these payments or reimbursements. The Company further agrees that it will gross up these expenses to cover income taxes on any payments subject to these income taxes based on your actual marginal tax rate for each calendar year. In this regard, the Company will pay you the gross up each pay period based upon your actual rate of tax withholding, with a payment in the following calendar year at the time of filing of your income tax returns that will true up the remainder of any taxes owed. You will be responsible to immediately repay out of current income any excess tax gross up for the previous calendar year.

Automobiles

The Company will pay you an amount sufficient to cover your existing $690.00 per month automobile lease in the same manner as described above for commuting expenses, with the amount grossed up to cover applicable taxes as described above.

Change in Control

In the event of a change in control of the Company, (i) all unvested shares under the 21,435-share restricted stock grant will immediately vest, and (ii) all unvested shares under your then-current Annual Performance Equity Award will vest based on pro rata achievement of performance goals. Prior to the end of the current fiscal year ended October 31, 2011, the Company will enter into a Change in Control Agreement with you memorializing this section.

All other benefits will continue to be the same as those in your May 26, 2011 offer letter.

Kindest regards,

/s/ Sheryl A. Rapheal
Sheryl A. Rapheal
Chief Compliance Officer
Vice President of Human Resources and Administration

/s/ Mark W. Sheffert
Mark W. Sheffert
Chairman of the Board of Directors

/s/ Gregg O. Lehman
Gregg O. Lehman, Ph.D.

Exhibit A
PERFORMANCE Shares CriTERIA from
the Angeion Corporation 2007 INCENTIVE PLAN

13.1    PERFORMANCE GOAL BUSINESS CRITERIA.

Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Section, the attainment of which may determine the degree of payout or vesting with respect to Stock Incentives to Key Employees and Key Persons pursuant to this Plan that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used by the Committee for purposes of grants must be chosen from among the following:

(a)    earnings per share;

(b)    net income (before or after taxes);

(c)    return measures (including, but not limited to, return on assets, equity or sales);

(d)    cash flow return on investments which equals net cash flows divided by owners equity;

(e)    earnings before or after interest, taxes, depreciation and amortization;

(f)    gross revenues;

(g)    operating income (before or after taxes);

(h)    total shareholder return;

(i)    corporate performance indicators (indices based on the level of certain services provided to customers);

(j)    cash generation, profit or revenue targets;

(k)    growth measures, such as revenue growth;

(l)    ratios, such as expenses or market share;

(m)    share price (including, but not limited to, growth measures and total shareholder return). In setting performance goals using these performance measures, the Committee may establish absolute goals or goals relative to a peer group performance or other benchmark, and may exclude the effect of changes in accounting standards and non-recurring unusual events specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses; or

(n)    Any combination of any of these factors.

13.2    DISCRETION IN FORMULATION OF PERFORMANCE GOALS.

The Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals. Stock Incentives that are intended to qualify for the Performance-Based Exception may not be adjusted upward, however, (although the Committee will retain the discretion to adjust the Stock Incentives downward).

13.3    PERFORMANCE PERIODS.

The Committee will have the discretion to determine the period during which any performance goal must be attained with respect to a Stock Incentive. The period may be of any length, and must be established prior to the start of the period or within the first 90 days of the period (provided that the performance criteria are not in any event set after 25% or more of the period has elapsed).

13.4    MODIFICATIONS TO PERFORMANCE GOAL CRITERIA.

In the event that the applicable tax or securities laws and regulatory rules and regulations change to permit Committee discretion to alter the governing performance measures noted above without obtaining shareholder approval of the changes, the Committee will have sole discretion to make changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Stock Incentives that do not qualify for the Performance-Based Exception, the Committee may make the grants without satisfying the requirements under Code Section 162(m) to qualify for the Performance-Based Exception.

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